Exhibit 99.1

Ryman Hospitality Properties, Inc. Reports Second Quarter 2018 Results

•	RevPAR Increased 8.0%, Total RevPAR Increased 8.8% Compared to Second Quarter 2017

•	Net Income Increased 17.5% to $55.5 Million in Second Quarter 2018

•	Consolidated Adjusted EBITDA Increased 15.4% to $113.7 Million in Second Quarter 2018

•	Gross Room Nights Bookings for All Future Years increased 18.0%, Achieving Highest Second Quarter Booking Production in Company History

•	Updates Full Year Guidance

NASHVILLE, Tenn. (August 7, 2018) – Ryman Hospitality Properties, Inc. (NYSE: RHP), a lodging real estate investment trust (“REIT”) specializing in group-oriented, destination hotel assets in urban and resort markets, today reported financial results for the second quarter ended June 30, 2018.

Colin Reed, chairman and chief executive officer of Ryman Hospitality Properties, said, “Our business delivered its strongest second-quarter performance in Company history, with impressive results across our Hospitality assets and strong revenue growth in our core Entertainment assets. Our beautiful new expansion at Gaylord Texan and our flagship Ole Red entertainment venue in the heart of downtown Nashville are both off to very good starts, and we are encouraged by the positive guest feedback we are receiving about both projects. The second half of 2018 is no less exciting for us on the development front. We anticipate opening our SoundWaves water experience at Gaylord Opryland in the fourth quarter of 2018 and expect to join our investment partners in welcoming the newest member of the Gaylord Hotels family, the magnificent Gaylord Rockies, by the end of 2018.

The first six months of 2018 will go in the record books as the strongest bookings results for the first half of any year in our Company’s history. In addition, Gaylord Rockies bookings were strong in the second quarter of 2018, with double the second quarter bookings production in 2017. The group segment continues to perform well, and we remain enthusiastic about the group demand we are seeing for future years, which gives us confidence in the capital investment projects we anticipate coming online later this year and the additional capital investments we have outlined for the next few years.”

Second Quarter and Year-to-Date 2018 Results (As Compared to Second Quarter and Year-to-Date 2017) Included the Following:

Consolidated Results

($ in thousands, except per share amounts)

Consolidated Results

	Three Months Ended				Six Months Ended
	June 30,				June 30,
	2018	2017	% Δ		2018	2017	% Δ
Total Revenue	$333,934	$298,778	11.8%		$622,304	$574,820	8.3%
Operating Income	$76,699	$64,644	18.6%		$122,643	$111,619	9.9%
Operating Income Margin	23.0%	21.6%	1.4	pt	19.7%	19.4%	0.3	pt
Net Income	$55,546	$47,292	17.5%		$82,885	$79,912	3.7%
Net Income Margin	16.6%	15.8%	0.8	pt	13.3%	13.9%	-0.6	pt
Net Income per diluted share	$1.08	$0.92	17.4%		$1.61	$1.56	3.2%
Adjusted EBITDA	$113,689	$98,488	15.4%		$195,416	$179,049	9.1%
Adjusted EBITDA Margin	34.0%	33.0%	1.0	pt	31.4%	31.1%	0.3	pt
Funds From Operations (FFO)	$85,509	$74,989	14.0%		$141,901	$135,264	4.9%
FFO per diluted share	$1.66	$1.46	13.7%		$2.76	$2.64	4.5%
Adjusted FFO	$92,761	$79,775	16.3%		$153,648	$142,528	7.8%
Adjusted FFO per diluted share	$1.80	$1.55	16.1%		$2.99	$2.78	7.6%

For the Company’s definitions of Operating Income Margin, Net Income Margin, Adjusted EBITDA, Adjusted EBITDA Margin, FFO, and Adjusted FFO, as well as a reconciliation of the non-GAAP financial measure Adjusted EBITDA to Net Income and a reconciliation of the non-GAAP financial measure Adjusted FFO to Net Income, see “Calculation of GAAP Margin Figures,” “Non-GAAP Financial Measures,” “Adjusted EBITDA Definition,” “Adjusted EBITDA Margin Definition,” “Adjusted FFO Definition” and “Supplemental Financial Results” below.

Operating Results

Hospitality Segment

For the three months and six months ended June 30, 2018 and 2017, the Company reported the following:

($ in thousands, except for ADR, RevPAR and Total RevPAR)

Hospitality Segment Results
	Three Months Ended				Six Months Ended
	June 30,				June 30,
	2018	2017	% Δ		2018	2017	% Δ
Hospitality Revenue	$291,756	$263,373	10.8%		$556,867	$517,527	7.6%
Hospitality Operating Income	$76,149	$61,295	24.2%		$129,648	$113,262	14.5%
Hospitality Operating Income Margin	26.1%	23.3%	2.	8pt	23.3%	21.9%	1.4	pt
Hospitality Adjusted EBITDA	$107,841	$91,373	18.0%		$192,936	$172,949	11.6%
Hospitality Adjusted EBITDA Margin	37.0%	34.7%	2.3	pt	34.6%	33.4%	1.2	pt
Hospitality Performance Metrics
Occupancy	79.0%	76.7%	2.	3pt	76.4%	74.7%	1.7	pt
Average Daily Rate (ADR)	$200.16	$191.00	4.8%		$197.72	$190.68	3.7%
RevPAR	$158.13	$146.42	8.0%		$151.11	$142.37	6.1%
Total RevPAR	$378.94	$348.45	8.8%		$366.97	$344.24	6.6%
Gross Definite Rooms Nights Booked	644,472	546,208	18.0%		1,116,208	1,028,001	8.6%
Net Definite Rooms Nights Booked	500,653	309,065	62.0%		845,293	696,789	21.3%
Group Attrition (as % of contracted block)	15.6%	14.4%	1.2	pt	14.5%	12.9%	1.6	pt
Cancellations ITYFTY (1)	6,280	12,544	-49.9%		21,365	32,723	-34.7%

(1)	“ITYFTY” represents In The Year For The Year.

For the Company’s definitions of Revenue Per Available Room (RevPAR) and Total Revenue Per Available Room (Total RevPAR), see “Calculation of RevPAR and Total RevPAR” below. Property-level results and operating metrics for second quarter 2018 are presented in greater detail below and under “Supplemental Financial Results—Hospitality Segment Adjusted EBITDA Reconciliations,” which includes a reconciliation of the non-GAAP financial measures Hospitality Adjusted EBITDA to Hospitality Operating Income, and property-level Adjusted EBITDA to property-level Operating Income for each of the hotel properties. Highlights for second quarter 2018 for the Hospitality segment and at each property include:

•

Hospitality Segment: Total revenue increased 10.8 percent to $291.8 million in second quarter 2018 compared to second quarter 2017. RevPAR increased 8.0 percent to $158.13 in second quarter 2018 compared to second quarter 2017, driven primarily by growth in Average Daily Rate (“ADR”) accompanied by strong occupancy performance in the second quarter of 2018. Each of our hotels turned in solid performances during the second quarter and achieved quarter-over-quarter growth in almost every important metric, led by a particularly strong performance at

Gaylord Opryland. On a portfolio basis, association room nights increased 17.4 percent, which was a primary driver of a solid 2.3-point increase in occupancy compared to the second quarter of 2017. Rate growth in corporate and transient primarily led to a strong 4.8 percent growth in ADR. The Easter holiday had an estimated 270 basis point favorable impact to RevPAR in the second quarter 2018 as compared to second quarter of 2017. Total RevPAR increased 8.8 percent to $378.94 in the second quarter of 2018 compared to second quarter 2017, led by the improvement in RevPAR coupled with a 9.8 percent increase in outside the room spending for food and beverage. Hospitality segment operating income for the quarter was $76.1 million, an increase of 24.2 percent over second quarter 2017. Higher attrition and cancellation fee collections aided this performance and helped to partially offset higher incentive management fees, as well as increases in sales and marketing expenses. Hospitality Adjusted EBITDA increased 18.0 percent to $107.8 million in second quarter 2018, compared to second quarter 2017.

($ in thousands, except for ADR, RevPAR and Total RevPAR)

Gaylord Opryland

	Three Months Ended				Six Months Ended
	June 30,				June 30,
	2018	2017	% Δ		2018	2017	% Δ
Revenue	$94,915	$80,260	18.3%		$177,660	$155,222	14.5%
Operating Income	$28,930	$20,630	40.2%		$48,725	$36,107	34.9%
Operating Income Margin	30.5%	25.7%	4.8	pt	27.4%	23.3%	4.1	pt
Adjusted EBITDA	$37,798	$29,150	29.7%		$66,350	$52,889	25.5%
Adjusted EBITDA Margin	39.8%	36.3%	3.5	pt	37.3%	34.1%	3.2	pt
Occupancy	81.4%	72.8%	8.6	pt	76.9%	70.6%	6.3	pt
Average daily rate (ADR)	$193.54	$180.11	7.5%		$192.07	$178.76	7.4%
RevPAR	$157.55	$131.07	20.2%		$147.62	$126.16	17.0%
Total RevPAR	$361.16	$305.40	18.3%		$339.87	$296.95	14.5%

•

Gaylord Opryland: Total revenue increased 18.3 percent to $94.9 million in second quarter 2018 compared to second quarter 2017, driven by strong overall performance, including occupancy over 81 percent, solid rate growth and strong outside the room spending. Occupancy increased 8.6 percentage points in the second quarter of 2018 compared to the second quarter of 2017, aided by the return to service of approximately 18,800 room nights that were out of service during the second quarter of 2017 due to a scheduled rooms renovation project. Corporate room nights increased 21.9 percent in the quarter, which helped drive both room rate and banquets performance in the second quarter of 2018. RevPAR increased 20.2 percent to $157.55 in second quarter 2018 compared to second quarter 2017, driven by the increase in occupancy and a 7.5 percent increase in ADR as compared to second quarter 2017. Transient and corporate ADR increased by 10.2 percent and 6.4 percent, respectively, in the second quarter of 2018 compared to the second quarter of 2017, while association ADR was up 6.5 percent. This performance resulted in overall ADR increasing by $13.43 for the second quarter of 2018 compared to the second quarter of 2017. Total RevPAR increased 18.3 percent to $361.16 in the second quarter of 2018 compared to second quarter 2017, driven by strong performance across the board. Operating income increased by 40.2 percent to $28.9 million compared to second quarter 2017, and Adjusted EBITDA increased by 29.7 percent to $37.8 million compared to second quarter 2017, both supported by strong flow-through in all revenue categories. SoundWaves remains on target to open in early December 2018, and this premium ticketed amenity is part of our marketing materials for the upcoming Christmas holiday season.

($ in thousands, except for ADR, RevPAR and Total RevPAR)

Gaylord Palms

	Three Months Ended				Six Months Ended
	June 30,				June 30,
	2018	2017	% Δ		2018	2017	% Δ
Revenue	$50,274	$48,184	4.3%		$108,170	$102,381	5.7%
Operating Income	$10,376	$9,387	10.5%		$26,624	$22,500	18.3%
Operating Income Margin	20.6%	19.5%	1.1	pt	24.6%	22.0%	2.6	pt
Adjusted EBITDA	$16,422	$15,426	6.5%		$38,707	$34,614	11.8%
Adjusted EBITDA Margin	32.7%	32.0%	0.7	pt	35.8%	33.8%	2.0	pt
Occupancy	80.8%	80.3%	0.5	pt	81.5%	80.1%	1.4	pt
Average daily rate (ADR)	$188.15	$181.68	3.6%		$199.48	$194.21	2.7%
RevPAR	$152.01	$145.91	4.2%		$162.67	$155.52	4.6%
Total RevPAR	$390.16	$373.94	4.3%		$422.05	$399.47	5.7%

•

Gaylord Palms: Total revenue increased 4.3 percent to $50.3 million in second quarter 2018 compared to second quarter 2017, driven by 3.6 percent ADR growth and solid food and beverage results against a strong comparison period in second quarter 2017. Corporate and transient ADR increased by 16.9 percent and 11.7 percent, respectively, in the second quarter of 2018, helping to drive RevPAR and Total RevPAR increases in the quarter of 4.2 percent and 4.3 percent, respectively, compared to the second quarter of 2017. Operating income and Adjusted EBITDA increased 10.5 percent and 6.5 percent to $10.4 million and $16.4 million, respectively, compared to second quarter 2017. The increases in operating income and Adjusted EBITDA were driven by all areas as flow-through for each was strong in the quarter. The previously-announced $150 million expansion project at the property is now underway, starting with construction on a new multi-story parking structure. The 303 new guest rooms and 90,000-square-foot meeting space expansion are expected to be complete in the spring of 2021.

($ in thousands, except for ADR, RevPAR and Total RevPAR)

Gaylord Texan

	Three Months Ended				Six Months Ended
	June 30,				June 30,
	2018	2017	% Δ		2018	2017	% Δ
Revenue	$58,611	$52,772	11.1%		$116,968	$109,517	6.8%
Operating Income	$14,953	$12,631	18.4%		$28,985	$28,521	1.6%
Operating Income Margin	25.5%	23.9%	1.6	pt	24.8%	26.0%	-1.2	pt
Adjusted EBITDA	$21,498	$17,771	21.0%		$42,112	$38,771	8.6%
Adjusted EBITDA Margin	36.7%	33.7%	3.0	pt	36.0%	35.4%	0.6	pt
Occupancy	73.0%	72.7%	0.3	pt	74.6%	76.1%	-1.5	pt
Average daily rate (ADR)	$194.82	$190.73	2.1%		$194.87	$189.76	2.7%
RevPAR	$142.18	$138.66	2.5%		$145.47	$144.44	0.7%
Total RevPAR	$386.67	$383.79	0.8%		$406.75	$400.44	1.6%

•

Gaylord Texan: Total revenue increased 11.1 percent to $58.6 million in second quarter 2018 compared to second quarter 2017, aided by the addition of 10,700 occupied room nights in the second quarter of 2018 from the recently-completed room and meeting space expansion. The new room inventory was phased in throughout the second half of the second quarter of 2018, which aided the 0.3 percentage point year-over-year occupancy increase. RevPAR increased 2.5 percent in the second quarter of 2018, supported by a positive mix shift toward more premium association room nights. The association groups helped to increase overall ADR up 2.1 percent in the second quarter 2018 compared to the second quarter 2017. This increase in association room nights also led to strong food and beverage performance for the quarter. Total RevPAR increased marginally compared to the second quarter of 2017. The growth in both RevPAR and Total RevPAR was muted on a quarter-over-quarter basis as a result of the additional room night availability during the second quarter of 2018 associated with the expansion opening. Flow-through was strong for second quarter 2018 across all revenue categories. Operating income and Adjusted EBITDA increased by 18.4 percent and 21.0 percent to $15.0 million and $21.5 million, respectively, compared to second quarter 2017.

($ in thousands, except for ADR, RevPAR and Total RevPAR)

Gaylord National

	Three Months Ended				Six Months Ended
	June 30,				June 30,
	2018	2017	% Δ		2018	2017	% Δ
Revenue	$79,687	$73,995	7.7%		$140,443	$136,452	2.9%
Operating Income	$19,529	$16,152	20.9%		$22,846	$22,861	-0.1%
Operating Income Margin	24.5%	21.8%	2.7	pt	16.3%	16.8%	-0.5	pt
Adjusted EBITDA	$29,072	$25,869	12.4%		$41,915	$42,080	-0.4%
Adjusted EBITDA Margin	36.5%	35.0%	1.5	pt	29.8%	30.8%	-1.0	pt
Occupancy	78.6%	81.3%	-2.7	pt	74.7%	75.5%	-0.8	pt
Average daily rate (ADR)	$227.17	$214.42	5.9%		$213.54	$210.19	1.6%
RevPAR	$178.46	$174.41	2.3%		$159.46	$158.76	0.4%
Total RevPAR	$438.72	$407.38	7.7%		$388.74	$377.69	2.9%

•

Gaylord National: Total revenue increased 7.7 percent to $79.7 million in second quarter 2018 compared to second quarter 2017, driven by strong food and beverage performance in the second quarter of 2018. RevPAR increased 2.3 percent to $178.46 in second quarter 2018 compared to second quarter 2017, driven primarily by a 5.9 percent increase in ADR. A positive mix shift toward more premium corporate and association room nights in the second quarter of 2018 helped the increase in ADR and supported higher banquet revenue for the period. Transient room night growth of 9.2 percent in the second quarter of 2018 compared to the second quarter of 2017 also positively contributed to the increase in RevPAR. Total RevPAR increased 7.7 percent to $438.72 in the second quarter of 2018 compared to second quarter 2017, driven by the strong food and beverage performance. Operating income and Adjusted EBITDA performance increased 20.9 percent and 12.4 percent to $19.5 million and $29.1 million, respectively, compared to second quarter 2017. Preparation work has commenced for the upcoming rooms refurbishment at Gaylord National, which is expected to start November 1, 2018. We anticipate this refurbishment will result in approximately 14,600 room nights out of service in the fourth quarter of 2018.

Reed continued, “Our portfolio of hotels achieved a record second quarter, with Gaylord Opryland delivering outstanding results. Gaylord Palms maintained its strong financial performance for the first half of 2018, and we are excited about the new expansion plans we announced for this hotel at the end of May. Gaylord Texan also delivered solid results, with the timely expansion of meeting space and room inventory now available to support the demand we are seeing for this property. We were also pleased with Gaylord National’s performance in the quarter, which delivered improved results compared to the second quarter of 2017. We believe an upcoming rooms renovation project beginning in the fourth quarter of 2018 will strengthen the hotel’s competitiveness within the market going into 2019 and 2020.”

Entertainment Segment

For the three and six months ended June 30, 2018 and 2017, the Company reported the following:

($ in thousands)

Entertainment Segment Results
	Three Months Ended				Six Months Ended
	June 30,				June 30,
	2018	2017	% Δ		2018	2017	% Δ
Revenue	$42,178	$35,405	19.1%		$65,437	$57,293	14.2%
Operating Income	$8,638	$11,357	-23.9%		$9,920	$14,325	-30.8%
Operating Income Margin	20.5%	32.1%	-11.6	pt	15.2%	25.0%	-9.8	pt
Adjusted EBITDA	$11,759	$13,536	-13.1%		$14,932	$18,762	-20.4%
Adjusted EBITDA Margin	27.9%	38.2%	-10.3	pt	22.8%	32.7%	-9.9	pt

The Company’s investment in its Entertainment segment continued during the second quarter of 2018 with the opening of the flagship Ole Red location in downtown Nashville, and its results so far are meeting the Company’s expectations. During the second quarter of 2018, the Company acquired the remaining 50 percent joint venture interest in Opry City Stage.

Entertainment segment revenue increased 19.1 percent in the second quarter of 2018 compared to the second quarter of 2017. Operating income and Adjusted EBITDA were negatively impacted during the second quarter of 2018 due to losses associated with taking over operations of Opry City Stage, as well as increased costs related to personnel changes within the segment.

Reed continued, “We opened Ole Red in downtown Nashville this past quarter and are pleased with the reception it has received so far. We remain excited about the expansion potential of our branded restaurant, retail and entertainment venues and the unique position we are in to expand our entertainment footprint. Construction is well underway on our recently-announced third Ole Red location in the heart of Gatlinburg, Tennessee, which we anticipate will open in the spring of 2019.”

Corporate and Other Segment Results

For the three months and six months ended June 30, 2018 and 2017, the Company reported the following:

Corporate and Other Segment Results
	Three Months Ended			Six Months Ended
($ in thousands)	June 30,			June 30,
	2018	2017	% Δ	2018	2017	% Δ
Operating Loss	($8,088)	($8,008)	-1.0%	($16,925)	($15,968)	-6.0%
Adjusted EBITDA	($5,911)	($6,421)	7.9%	($12,452)	($12,662)	1.7%

Dividend Update

The Company paid its second quarter 2018 cash dividend of $0.85 per share of common stock on July 16, 2018 to stockholders of record on June 29, 2018. It is the Company’s current plan to distribute total 2018 annual dividends of approximately $3.40 per share in cash in equal quarterly payments with the remaining payments occurring in October of 2018 and January of 2019. Any future dividend is subject to the Board of Director’s determinations as to the amount of quarterly distributions and the timing thereof.

Balance Sheet/Liquidity Update

As of June 30, 2018, the Company had total debt outstanding of $1,674.8 million, net of unamortized deferred financing costs, and unrestricted cash of $61.8 million. As of June 30, 2018, $251.5 million of borrowings were drawn under the revolving credit line of the Company’s credit facility, and the lending banks had issued $2.4 million in letters of credit, which left $446.1 million of availability for borrowing under the credit facility.

On June 26, 2018, the Company announced the completion of an amendment to its existing Term Loan B facility, which took advantage of favorable conditions in the capital markets, as well as the Company’s continued strong performance, to lower the applicable interest rate margin under the Term Loan B facility by 25 basis points and to extend the first fiscal year with respect to which excess cash flow payments apply by one year, to the year ending December 31, 2019. The cash interest expense savings is estimated to be approximately $1.2 million on an annual basis. There was no change to the maturity date of the loan or the total available borrowing capacity available to the Company provided by this facility. This facility was previously put in place to lower the Company’s average cost of capital and create additional liquidity for the Company moving forward, which we believe provides the Company with flexibility to take advantage of strategic opportunities that may develop in the future.

Guidance

The Company has raised the lower end of its guidance range for 2018 RevPAR and Total RevPAR growth to reflect strong hotel revenue performance year-to-date, as well as increased visibility into expected performance during the second half of 2018.

Reed continued, “Hospitality revenue is progressing as planned, and results for the first half of 2018 were in line with our expectations. Group room nights on the books for the remainder of 2018 are on track with the plan we had coming into the year, and we continue to believe 2018 will be another strong year for the Company. As we look to the second half of the year, we are now expecting fiscal year 2018 RevPAR growth in the range of 2.5% – 4% (from our prior guidance of 2% – 4%) and Total RevPAR growth in the range of 3.5% – 5% (from our prior guidance of 3% – 5%).

Our net income guidance range for the full year is now $155.3 to $156.0 million (from our prior guidance of $155.3 to $157.0 million). Our Adjusted EBITDA guidance range for the Hospitality segment has been raised to a range of $371.0 to $377.0 million (from our prior guidance of $365.0 to $375.0 million), which reflects how well the hotels have performed through the first half of the year, our successful opening of the expansion at Gaylord Texan and our perspective on the back half of the year.

Our 2018 Adjusted EBITDA guidance range for the Entertainment segment has been lowered to $40.0 to $44.0 million (from our prior guidance of $44.0 to $50.0 million). Our original guidance range for this segment did not contemplate the purchase of the remaining 50 percent of the Opry City Stage joint venture, which we completed in the second quarter of 2018. We feel that it is necessary to reset the guidance range for this segment now that the Company has complete ownership of the venue, given its financial performance year-to-date as well as the continued investments we are making to appropriately position this offering.

Corporate & Other guidance range for Adjusted EBITDA is now a loss of $25.0 to $24.0 million (from our prior guidance of a loss of $26.0 to $25.0 million). As a result of these changes, our guidance for 2018 Adjusted EBITDA on a consolidated basis is now $386.0 to $397.0 million (from our prior guidance of $383.0 to $400.0 million).

We remain confident in our ability to continue capitalizing on the strength of the group market in the near-term, and we are looking forward to an expected strong year of performance in 2019 when we will begin to see the benefits of recent growth investments such as Soundwaves at Gaylord Opryland and our joint venture interest in Gaylord Rockies, which are both scheduled to open in December 2018.”

The Company does not expect to update guidance before next quarter’s earnings release. However, the Company may update its full business outlook or any portion thereof at any time for any reason.

($ in millions, except per share figures)	Revised Guidance		Prior Guidance		Variance to
	Full Year 2018		Full Year 2018		Prior Midpoint
	Low	High	Low	High
Hospitality RevPAR (1)(2)	2.5%	4.0%	2.0%	4.0%	0.3	pt
Hospitality Total RevPAR (1)(2)	3.5%	5.0%	3.0%	5.0%	0.3	pt
Net Income	$155.3	$156.0	$155.3	$157.0	$(0.5)
Adjusted EBITDA
Hospitality (1)(2)	$371.0	$377.0	$365.0	$375.0	$4.0
Entertainment	40.0	44.0	44.0	50.0	(5.0)
Corporate and Other	(25.0)	(24.0)	(26.0)	(25.0)	1.0

Consolidated Adjusted EBITDA	$386.0	$397.0	$383.0	$400.0	$—

Funds from Operations (FFO)	$275.5	$278.8	$275.0	$278.3	$0.5
Adjusted FFO	$300.9	$306.7	$300.0	$306.5	$0.6
Net Income per Diluted Share	$3.01	$3.02	$3.01	$3.04	$(0.01)
FFO per Diluted Share	$5.34	$5.40	$5.33	$5.39	$0.01
Estimated Diluted Shares Outstanding	51.6	51.6	51.6	51.6	—

1.	Hospitality segment guidance for RevPAR, Total RevPAR, and Hospitality Adjusted EBITDA include contribution from the Gaylord Texan expansion.
2.

Hospitality segment guidance assumes approximately 14,600 room nights out of service in 2018 due to the renovation of rooms at Gaylord National. The out of service rooms are included in the total available room count for calculating hotel metrics (e.g., RevPAR and Total RevPAR).

Institutional Investor and Analyst Day Information

As previously announced, the Company will hold its Institutional Investor and Analyst Day on Thursday, September 13 and Friday, September 14, 2018. The event will take place at Gaylord Opryland in Nashville, Tennessee. Registration information may be found at https://www.rymanhp.com/2018-investor-analyst-day/.

The presentation portion of the event will be webcast and can be accessed through Ryman Hospitality Properties’ website at www.rymanhp.com. To listen to the webcast, please visit the Investor Relations section of the website at least 15 minutes prior to the beginning of the scheduled presentation to register, download and install necessary multimedia streaming software. For those who cannot listen to the live broadcast, a replay will be available after the presentation and will run for 30 days.

Earnings Call Information

Ryman Hospitality Properties will hold a conference call to discuss this release today at 11 a.m. ET. Investors can listen to the conference call at www.rymanhp.com. To listen to the live call, please go to the Investor Relations section of the website (Investor Relations/Presentations, Earnings and Webcasts) at least 15 minutes prior to the call to register and download any necessary audio software. For those who cannot listen to the live broadcast, a replay will be available shortly after the call and will be available for at least 30 days.

About Ryman Hospitality Properties, Inc.

Ryman Hospitality Properties, Inc. (NYSE:RHP) is a REIT for federal income tax purposes, specializing in group-oriented, destination hotel assets in urban and resort markets. The Company’s owned assets include a network of four upscale, meetings-focused resorts totaling 8,114 rooms that are managed by lodging operator Marriott International, Inc. under the Gaylord Hotels brand. Other owned assets managed by Marriott International, Inc. include Gaylord Springs Golf Links, the Wildhorse Saloon, the General Jackson Showboat, The Inn at Opryland, a 303-room overflow hotel adjacent to Gaylord Opryland and AC Hotel Washington, DC at National Harbor, a 192-room hotel near Gaylord National. The Company also owns and operates media and entertainment assets, including the Grand Ole Opry (opry.com), the legendary weekly showcase of country music’s finest performers for over 90 years; the Ryman Auditorium, the storied former home of the Grand Ole Opry located in downtown Nashville; 650 AM WSM, the Opry’s radio home; Ole Red, a country lifestyle and entertainment brand; and Opry City Stage, the Opry’s first home away from home, in Times Square. For additional information about Ryman Hospitality Properties, visit www.rymanhp.com.

Cautionary Note Regarding Forward-Looking Statements

This press release contains statements as to the Company’s beliefs and expectations of the outcome of future events that are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. You can identify these statements by the fact that they do not relate strictly to historical or current facts. Examples of these statements include, but are not limited to, statements regarding the future performance of our business, estimated capital expenditures, new projects or investments, out-of-service rooms, the expected approach to making dividend payments, the board’s ability to alter the dividend policy at any time and other business or operational issues. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from the statements made. These include the risks and uncertainties associated with economic conditions affecting the hospitality business generally, the geographic concentration of the Company’s hotel properties, business levels at the Company’s hotels, the effect of the Company’s election to be taxed as a REIT for federal income tax purposes commencing with the year ended December 31, 2013, the Company’s ability to remain qualified as a REIT, the Company’s ability to execute its strategic goals as a REIT, the Company’s ability to generate cash flows to support dividends, future board determinations regarding the timing and amount of dividends and changes to the dividend policy, which could be made at any time, the determination of Adjusted FFO and REIT taxable income, and the Company’s ability to borrow funds pursuant to its credit agreement. Other factors that could cause operating and financial results to differ are described in the filings made from time to time by the Company with the U.S. Securities and Exchange Commission (SEC) and include the risk factors and other risks and uncertainties described in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017 and its Quarterly Reports on Form 10-Q and subsequent filings. The Company does not undertake any obligation to release publicly any revisions to forward-looking statements made by it to reflect events or circumstances occurring after the date hereof or the occurrence of unanticipated events.

Additional Information

This release should be read in conjunction with the consolidated financial statements and notes thereto included in our most recent annual report on Form 10-K. Copies of our reports are available on our website at no expense at www.rymanhp.com and through the SEC’s Electronic Data Gathering Analysis and Retrieval System (“EDGAR”) at www.sec.gov.

Calculation of RevPAR and Total RevPAR

We calculate revenue per available room (“RevPAR”) for our hotels by dividing room revenue by room nights available to guests for the period. We calculate total revenue per available room (“Total RevPAR”) for our hotels by dividing the sum of room revenue, food & beverage and other ancillary services revenue by room nights available to guests for the period.

Calculation of GAAP Margin Figures

We calculate Net Income Margin by dividing GAAP consolidated Net Income by GAAP consolidated Total Revenue. We calculate consolidated, segment, or property-level Operating Income Margin by dividing consolidated, segment, or property-level GAAP Operating Income by consolidated, segment, or property-level GAAP Revenue.

Non-GAAP Financial Measures

We present the following non-GAAP financial measures we believe are useful to investors as key measures of our operating performance:

Adjusted EBITDA Definition

To calculate Adjusted EBITDA, we first determine Operating Income, which represents Net Income (loss) determined in accordance with GAAP, plus, to the extent the following adjustments occurred during the periods presented: loss (income) from discontinued operations, net; provision (benefit) for income taxes; other (gains) and losses, net; loss on extinguishment of debt; (gain) loss from joint ventures; and interest expense, net. Adjusted EBITDA is then calculated as Operating Income, plus, to the extent the following adjustments occurred during the periods presented: depreciation and amortization; preopening costs; non-cash ground lease expense; equity-based compensation expense; impairment charges; any closing costs of completed acquisitions; interest income on Gaylord National bonds; other gains and (losses), net; (gains) losses on warrant settlements; pension settlement charges; pro rata Adjusted EBITDA from joint ventures, (gains) losses on the disposal of assets, and any other adjustments we have identified in this release. We believe Adjusted EBITDA is useful to investors in evaluating our operating performance because this measure helps investors evaluate and compare the results of our operations from period to period by removing the impact of our capital structure (primarily interest expense) and our asset base (primarily depreciation and amortization) from our operating results. A reconciliation of Net Income (loss) to Operating Income and Adjusted EBITDA and a reconciliation of segment, and property-level Operating Income to segment and property-level Adjusted EBITDA are set forth below under “Supplemental Financial Results.”

Adjusted EBITDA Margin Definition

We calculate consolidated Adjusted EBITDA Margin by dividing consolidated Adjusted EBITDA by GAAP consolidated Total Revenue. We calculate segment or property-level Adjusted EBITDA Margin by dividing segment, or property-level Adjusted EBITDA by segment, or property-level GAAP Revenue. We believe Adjusted EBITDA Margin is useful to investors in evaluating our operating performance because this non-GAAP financial measure helps investors evaluate and compare the results of our operations from period to period by presenting a ratio showing the quantitative relationship between Adjusted EBITDA and GAAP consolidated Total Revenue or segment or property-level GAAP Revenue, as applicable.

Adjusted FFO Definition

We calculate Adjusted FFO to mean Net Income (loss) (computed in accordance with GAAP), excluding, to the extent the following adjustments occurred during the periods presented: non-controlling interests, and (gains) and losses from sales of property; depreciation and amortization (excluding amortization of deferred financing costs and debt discounts) and certain pro rata adjustments from joint ventures (which equals FFO). We then exclude, to the extent the following adjustments occurred during the periods presented, impairment charges; write-offs of deferred financing costs, non-cash ground lease expense, amortization of debt discounts and amortization of deferred financing cost, pension settlement charges, additional pro rata adjustments from joint ventures, (gains) losses on other assets, (gains) losses on extinguishment of debt and warrant settlements, and the impact of deferred income tax expense (benefit).

We believe that the presentation of Adjusted FFO provides useful information to investors regarding the performance of our ongoing operations because it is a measure of our operations without regard to specified non-cash items such as real estate depreciation and amortization, gain or loss on sale of assets and certain other items which we believe are not indicative of the performance of our underlying hotel properties. We believe that these items are more representative of our asset base than our ongoing operations. We also use Adjusted FFO as one measure in determining our results after taking into account the impact of our capital structure. A reconciliation of Net Income (loss) to Adjusted FFO is set forth below under “Supplemental Financial Results.”

We caution investors that amounts presented in accordance with our definitions of Adjusted EBITDA, Adjusted EBITDA Margin, and Adjusted FFO may not be comparable to similar measures disclosed by other companies, because not all companies calculate these non-GAAP measures in the same manner. Adjusted EBITDA, Adjusted EBITDA Margin, and Adjusted FFO, and any related per share measures, should not be considered as alternative measures of our Net Income (loss), operating performance, cash flow or liquidity. Adjusted EBITDA and Adjusted FFO may include funds that may not be available for our discretionary use due to functional requirements to conserve funds for capital expenditures and property acquisitions and other commitments and uncertainties. Although we believe that Adjusted EBITDA, Adjusted EBITDA Margin, and Adjusted FFO can enhance an investor’s understanding of our results of operations, these non-GAAP financial measures, when viewed individually, are not necessarily better indicators of any trend as compared to GAAP measures such as Net Income (loss), Net Income Margin, Operating Income (loss), Operating Income Margin, or cash flow from operations. In addition, you should be aware that adverse economic and market and other conditions may harm our cash flow.

Investor Relations Contacts:	Media Contacts:
Mark Fioravanti, President and Chief Financial Officer	Shannon Sullivan, Vice President of Corporate and Brand Communications
Ryman Hospitality Properties, Inc.	Ryman Hospitality Properties, Inc.
(615) 316-6588	(615) 316-6725
mfioravanti@rymanhp.com	ssullivan@rymanhp.com
~or~	~or~
Todd Siefert, Vice President Corporate Finance & Treasurer	Robert Winters or Sam Gibbons
Ryman Hospitality Properties, Inc.	Alpha IR Group
(615) 316-6344	(929) 266-6315 or (312) 445-2874
tsiefert@rymanhp.com	robert.winters@alpha-ir.com; sam.gibbons@alpha-ir.com

RYMAN HOSPITALITY PROPERTIES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

Unaudited

(In thousands, except per share data)

	Three Months Ended		Six Months Ended
	Jun. 30,		Jun. 30,
	2018	2017	2018	2017
Revenues :
Rooms	$121,745	$110,674	$229,309	$214,043
Food and beverage	141,053	128,441	273,992	254,610
Other hotel revenue	28,958	24,258	53,566	48,874
Entertainment	42,178	35,405	65,437	57,293

Total revenues	333,934	298,778	622,304	574,820

Operating expenses:
Rooms	30,059	28,359	58,987	56,387
Food and beverage	72,394	68,285	144,372	137,442
Other hotel expenses	76,733	73,536	152,615	147,774
Management fees	8,635	6,178	15,765	11,709

Total hotel operating expenses	187,821	176,358	371,739	353,312
Entertainment	30,254	22,135	49,620	38,986
Corporate	7,640	7,468	15,969	14,877
Preopening costs	1,525	494	3,672	710
Depreciation and amortization	29,995	27,679	58,661	55,316

Total operating expenses	257,235	234,134	499,661	463,201

Operating income	76,699	64,644	122,643	111,619
Interest expense, net of amounts capitalized	(19,625)	(17,155)	(36,354)	(33,019)
Interest income	2,766	2,969	5,519	5,917
Gain (loss) from joint ventures	1,346	(943)	(1,242)	(1,717)
Other gains and (losses), net	36	(1,324)	204	(1,396)

Income before income taxes	61,222	48,191	90,770	81,404
Provision for income taxes	(5,676)	(899)	(7,885)	(1,492)

Net income	$55,546	$47,292	$82,885	$79,912

Basic net income per share	$1.08	$0.92	$1.62	$1.56

Fully diluted net income per share	$1.08	$0.92	$1.61	$1.56

Weighted average common shares for the period:
Basic	51,303	51,154	51,259	51,100
Diluted	51,476	51,334	51,459	51,316

RYMAN HOSPITALITY PROPERTIES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

Unaudited

(In thousands)

	Jun. 30, 2018	Dec. 31, 2017
ASSETS:
Property and equipment, net of accumulated depreciation	$2,121,165	$2,065,657
Cash and cash equivalents—unrestricted	61,779	57,557
Cash and cash equivalents—restricted	32,181	21,153
Notes receivable	113,789	111,423
Investment in Gaylord Rockies joint venture	88,993	88,685
Trade receivables, net	79,694	57,520
Deferred income taxes, net	43,056	50,117
Prepaid expenses and other assets	66,645	72,116

Total assets	$2,607,302	$2,524,228

LIABILITIES AND STOCKHOLDERS’ EQUITY:
Debt and capital lease obligations	$1,674,792	$1,591,392
Accounts payable and accrued liabilities	176,145	179,649
Dividends payable	44,552	42,129
Deferred management rights proceeds	175,541	177,057
Other liabilities	162,578	155,845
Stockholders’ equity	373,694	378,156

Total liabilities and stockholders’ equity	$2,607,302	$2,524,228

RYMAN HOSPITALITY PROPERTIES, INC. AND SUBSIDIARIES

SUPPLEMENTAL FINANCIAL RESULTS

ADJUSTED EBITDA RECONCILIATION

Unaudited

(in thousands)

	Three Months Ended Jun. 30,				Six Months Ended Jun. 30,
	2018		2017		2018		2017
	$	Margin	$	Margin	$	Margin	$	Margin
Consolidated
Revenue	$333,934		$298,778		$622,304		$574,820
Net income	$55,546	16.6%	$47,292	15.8%	$82,885	13.3%	$79,912	13.9%
Provision for income taxes	5,676		899		7,885		1,492
Other (gains) and losses, net	(36)		1,324		(204)		1,396
(Gain) loss from joint ventures	(1,346)		943		1,242		1,717
Interest expense, net	16,859		14,186		30,835		27,102

Operating Income	76,699	23.0%	64,644	21.6%	122,643	19.7%	111,619	19.4%
Depreciation & amortization	29,995		27,679		58,661		55,316
Preopening costs	1,525		494		3,672		710
Non-cash ground lease expense	1,290		1,304		2,534		2,609
Equity-based compensation expense	2,006		1,644		3,929		3,213
Interest income on Gaylord National bonds	2,659		2,931		5,313		5,862
Pro rata adjusted EBITDA from joint ventures	(670)		—		(1,689)		—
Other gains and (losses), net	36		(1,324)		204		(1,396)
Loss on disposal of assets	149		1,116		149		1,116

Adjusted EBITDA	$113,689	34.0%	$98,488	33.0%	$195,416	31.4%	$179,049	31.1%

Hospitality segment
Revenue	$291,756		$263,373		$556,867		$517,527
Operating income	$76,149	26.1%	$61,295	23.3%	$129,648	23.3%	$113,262	21.9%
Depreciation & amortization	27,233		25,547		53,433		50,725
Preopening costs	553		173		2,047		228
Non-cash lease expense	1,247		1,279		2,495		2,559
Interest income on Gaylord National bonds	2,659		2,931		5,313		5,862
Other gains and (losses), net	—		148		—		313

Adjusted EBITDA	$107,841	37.0%	$91,373	34.7%	$192,936	34.6%	$172,949	33.4%

Entertainment segment
Revenue	$42,178		$35,405		$65,437		$57,293
Operating income	$8,638	20.5%	$11,357	32.1%	$9,920	15.2%	$14,325	25.0%
Depreciation & amortization	2,315		1,592		4,272		3,500
Preopening costs	972		321		1,625		482
Non-cash lease expense	43		25		39		50
Equity-based compensation	461		220		765		357
Pro rata adjusted EBITDA from joint ventures	(670)		—		(1,689)		—
Other gains and (losses), net	—		(410)		—		(383)
Loss on disposal of assets	—		431		—		431

Adjusted EBITDA	$11,759	27.9%	$13,536	38.2%	$14,932	22.8%	$18,762	32.7%

Corporate and Other segment
Operating loss	$(8,088)		$(8,008)		$(16,925)		$(15,968)
Depreciation & amortization	447		540		956		1,091
Equity-based compensation	1,545		1,424		3,164		2,856
Other gains and (losses), net	36		(1,062)		204		(1,326)
Loss on disposal of assets	149		685		149		685

Adjusted EBITDA	$(5,911)		$(6,421)		$(12,452)		$(12,662)

RYMAN HOSPITALITY PROPERTIES, INC. AND SUBSIDIARIES

SUPPLEMENTAL FINANCIAL RESULTS

FUNDS FROM OPERATIONS (“FFO”) AND ADJUSTED FFO RECONCILIATION

Unaudited

(in thousands, except per share data)

	Three Months Ended Jun. 30,		Six Months Ended Jun. 30,
	2018	2017	2018	2017
Consolidated
Net income	$55,546	$47,292	$82,885	$79,912
Depreciation & amortization	29,995	27,679	58,661	55,316
Pro rata adjustments from joint ventures	(32)	18	355	36

FFO	85,509	74,989	141,901	135,264
Non-cash lease expense	1,290	1,304	2,534	2,609
Pro rata adjustments from joint ventures	(2,786)	79	(2,729)	176
Loss on other assets	80	1,116	80	1,116
Write-off of deferred financing costs	1,956	925	1,956	925
Amortization of deferred financing costs	1,426	1,304	2,841	2,567
Deferred tax (benefit) expense	5,286	58	7,065	(129)

Adjusted FFO	$92,761	$79,775	$153,648	$142,528

Capital expenditures (1)	(16,062)	(13,583)	(31,138)	(28,495)

Adjusted FFO less maintenance capital expenditures	$76,699	$66,192	$122,510	$114,033

Basic net income per share	$1.08	$0.92	$1.62	$1.56
Fully diluted net income per share	$1.08	$0.92	$1.61	$1.56
FFO per basic share	$1.67	$1.47	$2.77	$2.65
Adjusted FFO per basic share	$1.81	$1.56	$3.00	$2.79
FFO per diluted share	$1.66	$1.46	$2.76	$2.64
Adjusted FFO per diluted share	$1.80	$1.55	$2.99	$2.78

(1)	Represents FF&E reserve for managed properties and maintenance capital expenditures for non-managed properties.

RYMAN HOSPITALITY PROPERTIES, INC. AND SUBSIDIARIES

SUPPLEMENTAL FINANCIAL RESULTS

HOSPITALITY SEGMENT ADJUSTED EBITDA RECONCILIATIONS AND OPERATING METRICS

Unaudited

(in thousands)

	Three Months Ended Jun. 30,				Six Months Ended Jun. 30,
	2018		2017		2018		2017
	$	Margin	$	Margin	$	Margin	$	Margin
Hospitality segment
Revenue	$291,756		$263,373		$556,867		$517,527
Operating Income	$76,149	26.1%	$61,295	23.3%	$129,648	23.3%	$113,262	21.9%
Depreciation & amortization	27,233		25,547		53,433		50,725
Preopening costs	553		173		2,047		228
Non-cash lease expense	1,247		1,279		2,495		2,559
Interest income on Gaylord National bonds	2,659		2,931		5,313		5,862
Other gains and (losses), net	—		148		—		313

Adjusted EBITDA	$107,841	37.0%	$91,373	34.7%	$192,936	34.6%	$172,949	33.4%

Occupancy	79.0%		76.7%		76.4%		74.7%
Average daily rate (ADR)	$200.16		$191.00		$197.72		$190.68
RevPAR	$158.13		$146.42		$151.11		$142.37
OtherPAR	$220.81		$202.03		$215.86		$201.87
Total RevPAR	$378.94		$348.45		$366.97		$344.24
Gaylord Opryland
Revenue	$94,915		$80,260		$177,660		$155,222
Operating Income	$28,930	30.5%	$20,630	25.7%	$48,725	27.4%	$36,107	23.3%
Depreciation & amortization	8,859		8,373		17,537		16,470
Preopening costs	9		—		88		—
Other gains and (losses), net	—		147		—		312

Adjusted EBITDA	$37,798	39.8%	$29,150	36.3%	$66,350	37.3%	$52,889	34.1%

Occupancy	81.4%		72.8%		76.9%		70.6%
Average daily rate (ADR)	$193.54		$180.11		$192.07		$178.76
RevPAR	$157.55		$131.07		$147.62		$126.16
OtherPAR	$203.61		$174.33		$192.25		$170.79
Total RevPAR	$361.16		$305.40		$339.87		$296.95
Gaylord Palms
Revenue	$50,274		$48,184		$108,170		$102,381
Operating Income	$10,376	20.6%	$9,387	19.5%	$26,624	24.6%	$22,500	22.0%
Depreciation & amortization	4,799		4,759		9,588		9,554
Non-cash lease expense	1,247		1,279		2,495		2,559
Other gains and (losses), net	—		1		—		1

Adjusted EBITDA	$16,422	32.7%	$15,426	32.0%	$38,707	35.8%	$34,614	33.8%

Occupancy	80.8%		80.3%		81.5%		80.1%
Average daily rate (ADR)	$188.15		$181.68		$199.48		$194.21
RevPAR	$152.01		$145.91		$162.67		$155.52
OtherPAR	$238.15		$228.03		$259.38		$243.95
Total RevPAR	$390.16		$373.94		$422.05		$399.47
Gaylord Texan
Revenue	$58,611		$52,772		$116,968		$109,517
Operating Income	$14,953	25.5%	$12,631	23.9%	$28,985	24.8%	$28,521	26.0%
Depreciation & amortization	6,001		5,140		11,168		10,250
Preopening costs	544		—		1,959		—

Adjusted EBITDA	$21,498	36.7%	$17,771	33.7%	$42,112	36.0%	$38,771	35.4%

Occupancy	73.0%		72.7%		74.6%		76.1%
Average daily rate (ADR)	$194.82		$190.73		$194.87		$189.76
RevPAR	$142.18		$138.66		$145.47		$144.44
OtherPAR	$244.49		$245.13		$261.28		$256.00
Total RevPAR	$386.67		$383.79		$406.75		$400.44
Gaylord National
Revenue	$79,687		$73,995		$140,443		$136,452
Operating Income	$19,529	24.5%	$16,152	21.8%	$22,846	16.3%	$22,861	16.8%
Depreciation & amortization	6,884		6,613		13,756		13,129
Preopening costs	—		173		—		228
Interest income on Gaylord National bonds	2,659		2,931		5,313		5,862

Adjusted EBITDA	$29,072	36.5%	$25,869	35.0%	$41,915	29.8%	$42,080	30.8%

Occupancy	78.6%		81.3%		74.7%		75.5%
Average daily rate (ADR)	$227.17		$214.42		$213.54		$210.19
RevPAR	$178.46		$174.41		$159.46		$158.76
OtherPAR	$260.26		$232.97		$229.28		$218.93
Total RevPAR	$438.72		$407.38		$388.74		$377.69
The AC Hotel at National Harbor
Revenue	$3,511		$3,679		$5,882		$6,138
Operating Income	$1,078	30.7%	$1,378	37.5%	$1,209	20.6%	$1,757	28.6%
Depreciation & amortization	328		322		655		647

Adjusted EBITDA	$1,406	40.0%	$1,700	46.2%	$1,864	31.7%	$2,404	39.2%

Occupancy	78.6%		82.5%		69.6%		72.4%
Average daily rate (ADR)	$227.80		$224.19		$211.90		$214.09
RevPAR	$179.03		$184.85		$147.57		$154.94
OtherPAR	$21.92		$25.77		$21.69		$21.70
Total RevPAR	$200.95		$210.62		$169.26		$176.64
The Inn at Opryland (1)
Revenue	$4,758		$4,483		$7,744		$7,817
Operating Income	$1,283	27.0%	$1,117	24.9%	$1,259	16.3%	$1,516	19.4%
Depreciation & amortization	362		340		729		675

Adjusted EBITDA	$1,645	34.6%	$1,457	32.5%	$1,988	25.7%	$2,191	28.0%

Occupancy	83.9%		81.9%		73.7%		76.9%
Average daily rate (ADR)	$158.06		$152.73		$145.70		$142.07
RevPAR	$132.63		$125.07		$107.32		$109.26
OtherPAR	$39.82		$37.49		$33.84		$33.24
Total RevPAR	$172.45		$162.56		$141.16		$142.50

(1)	Includes other hospitality revenue and expense

Ryman Hospitality Properties, Inc. and Subsidiaries

Reconciliation of Forward-Looking Statements

Unaudited

(in thousands)

Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (“Adjusted EBITDA”) and Adjusted Funds From Operations (“AFFO”) reconciliation:

	GUIDANCE RANGE
	FOR FULL YEAR 2018
	Low	High
Ryman Hospitality Properties, Inc.
Net Income	$155,300	$156,000
Provision (benefit) for income taxes	15,000	16,000
Loss from Joint Ventures	4,100	6,000
Other (gains) and losses, net	(1,400)	(2,000)
Interest expense	76,000	78,300
Interest income	(10,500)	(10,500)

Operating Income	238,500	243,800
Depreciation and amortization	119,900	122,400
Non-cash lease expense	5,000	5,000
Preopening expense	5,000	6,400
Pro Rata Adj. EBITDA from Joint Ventures	(2,500)	(2,000)
Equity based compensation	7,500	7,800
Pension settlement charge, Other	1,700	1,500
Other gains and (losses), net	400	1,600
Interest income on Gaylord National Bonds	10,500	10,500

Adjusted EBITDA	$386,000	$397,000

Hospitality Segment
Operating Income	$245,000	$247,500
Depreciation and amortization	107,000	108,500
Non-cash lease expense	5,000	5,000
Preopening expense	3,000	4,000
Pro Rata Adj. EBITDA from Joint Ventures	(1,500)	(1,000)
Other gains and (losses), net	2,000	2,500
Interest income on Gaylord National Bonds	10,500	10,500

Adjusted EBITDA	$371,000	$377,000

Entertainment Segment
Operating Income	$27,500	$30,200
Depreciation and amortization	10,400	11,000
Preopening expense	2,000	2,400
Pro Rata Adj. EBITDA from Joint Ventures	(1,000)	(1,000)
Equity based compensation	1,100	1,400

Adjusted EBITDA	$40,000	$44,000

Corporate and Other Segment
Operating Loss	$(34,000)	$(33,900)
Depreciation and amortization	2,500	2,900
Equity based compensation	6,400	6,400
Pension settlement charge, Other	1,700	1,500
Other gains and (losses), net	(1,600)	(900)

Adjusted EBITDA	$(25,000)	$(24,000)

Ryman Hospitality Properties, Inc.
Net income	$155,300	$156,000
Pro Rata FFO from Joint Ventures	300	400
Depreciation & amortization	119,900	122,400

Funds from Operations (FFO)	275,500	278,800
Pro Rata AFFO from Joint Ventures	(2,500)	(1,500)
Non-cash lease expense	5,000	5,000
Amortization of DFC	5,700	6,200
Write-Off of Deferred Financing Costs	2,000	2,200
Deferred tax expense (benefit)	13,500	14,500
Pension settlement charge	1,700	1,500

Adjusted FFO	$300,900	$306,700